Exhibit 4.1.2

Kornit Digital Ltd.

2025 SHARE INCENTIVE

PLAN

Amendment No. 1

Section 5.1 of the Kornit Digital Ltd. 2025 Share Incentive Plan is hereby amended and restated in its entirety as follows:

“5.1. The maximum aggregate number of Shares that may be issued pursuant to Awards under this Plan (which includes Shares that were available under the Prior Plans and were not subject to outstanding awards as of the Effective Date of this Plan, and were therefore transferred over to this Plan) (the “Pool”) shall be the sum of (a) 3,553,090 Shares, plus (b) any Shares underlying awards under the Prior Plan(s) as of the Effective Date which, following the Effective Date, become available for issuance under the Plan pursuant to Section 5.2 below, in all events subject to adjustment as provided in Section 14.1. The Board may, at its discretion, reduce the number of Shares that may be issued pursuant to Awards under this Plan, at any time (provided that such reduction does not derogate from any issuance of Shares in respect of Awards then outstanding).”